UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/28/2006

CECO ENVIRONMENTAL CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  0-7099

DE	13-2566064
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3120 Forrer Street, Cincinnati, OH 45209
(Address of principal executive offices, including zip code)

(416) 593-6543
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On December 28, 2006, CECO Environmental Corp. ("CECO") and Can-Med Technology, Inc. d/b/a Green Diamond Oil Corp. ("Green Diamond") entered into a Third Amended and Restated Replacement Promissory Note ("Replacement Note 1") and a Fifth Amended and Restated Replacement Promissory Note ("Replacement Note 2" and with Replacement Note 1, the "Notes") to extend the maturity date under both notes from April 1, 2007 to July 1, 2008. In consideration for such extension, the interest rate under Replacement Note 1 was increased from 6% to 12%. As additional consideration for the extension, the Company issued warrants for 250,000 shares of common stock to Green Diamond under a Warrant Agreement ("Warrant Agreement") on December 28, 2006. Green Diamond is an affilate of Phillip DeZwirek and Jason DeZwirek, both of whom are executive officers and directors of CECO. The Notes and the Warrant Agreement were approved by the Audit Committee.

The descriptions set forth herein of the Replacement Note 1, Replacement Note 2 and Warrant Agreement are qualified in their entirety by reference to the full text of such notes, which are filed with this report as Exhibits 10.1, 10.2, and 10.3 and are incorporated by reference into this Item 1.01.

Item 3.02.    Unregistered Sales of Equity Securities

The information in Item 1.01 of this Form 8-K is incorporated in this Item 3.02 by reference. As disclosed in Item 1.01 above, CECO has issued warrants to Green Diamond to acquire 250,000 shares of its common stock in consideration of the extention of the maturity date of the Notes. The exercise price is $9.07 per share, the closing price of the stock on the date of grant. The warrants are exercisable immediately and expire on December 28, 2016. The warrants were issued by CECO to Green Diamond in a private placement in reliance on Section 4(2) of the Securities Act of 1934, as amended.

Item 9.01.    Financial Statements and Exhibits

10.1 Third Amended and Restated Replacement Promissory Note

10.2 Fifth Amended and Restated Replacement Promissory Note

10.3 Warrant Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CECO ENVIRONMENTAL CORP

Date: December 29, 2006	By:	/s/ Dennis W. Blazer
Dennis W. Blazer
CFO and Vice President--Finance and Administration

Exhibit Index

Exhibit No.	Description
EX-10.1	Third Amended and Restated Note
EX-10.2	Fifth Amended and Restated Note
EX-10.3	Warrant Agreement